Exhibit 24.1

RAIT FINANCIAL TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned trustees and officers of RAIT FINANCIAL TRUST (“RAIT”) hereby constitute and appoint each of Jack E. Salmon and Raphael Licht as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and the attorney-in-fact to sign for the undersigned and in their respective names as trustees and officers of RAIT, the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any necessary or appropriate amendments or supplements thereto relating to the registration for sale, on a delayed or continuous basis, of (1) common shares of beneficial interest of RAIT, par value $.01 per share (“Common Shares”); (2) preferred shares of beneficial interest of RAIT, par value $.01 per share (“Preferred Shares”); (3) warrants to purchase securities of RAIT and (4) debt securities of RAIT, or any combination of the foregoing, authorized by the Board of Trustees of RAIT on May 20, 2008.

Name	Capacity With RAIT Financial Trust	Date

/s/ Betsy Z. Cohen	Chairman of the Board and Trustee	May 20, 2008
Betsy Z. Cohen

/s/ Daniel G. Cohen	Chief Executive Officer and Trustee	May 20, 2008
Daniel G. Cohen	(Principal Executive Officer)

/s/ Jack E. Salmon	Chief Financial Officer and Treasurer	May 20, 2008
Jack E. Salmon	(Principal Financial Officer)

/s/ James J. Sebra	Chief Accounting Officer and Senior Vice President-Finance	May 20, 2008
James J. Sebra	(Principal Accounting Officer)

/s/ Edward S. Brown	Trustee	May 20, 2008
Edward S. Brown

/s/ Frank A. Farnesi	Trustee	May 20, 2008
Frank A. Farnesi

/s/ S. Kristin Kim	Trustee	May 20, 2008
S. Kristin Kim

/s/ Arthur Makadon	Trustee	May 20, 2008
Arthur Makadon

/s/ Daniel Promislo	Trustee	May 20, 2008
Daniel Promislo

/s/ John F. Quigley, III	Trustee	May 20, 2008
John F. Quigley, III

/s/ Murray Stempel, III	Trustee	May 20, 2008
Murray Stempel, III